Exhibit 10.2

SECOND AMENDMENT TO

EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

SECOND AMENDMENT TO EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT (the "Agreement"), dated as of August 28, 2001, between CHESAPEAKE CORPORATION, a Virginia corporation (the "Company"), and THOMAS H. JOHNSON (the "Executive").

WHEREAS, the Company and the Executive entered into an Employment and Severance Benefits Agreement dated as of July 17, 1997; and

WHEREAS, the Company and the Executive executed the First Amendment to Employment and Severance Benefits Agreement on September 13, 1999, in order to conform the Agreement with certain provisions to the terms of agreements between the Company and other officers of the Company; and

WHEREAS, the Board of Directors and the Executive Compensation Committee ("Committee") of the Board of Directors desire to further amend the Agreement to (1) revise the definition of "Cause" for terminations prior to a Change in Control (as defined in the Agreement), (2) reflect a change in the Executive's title, and (3) reflect the Executive's current base salary.

NOW, THEREFORE, the Agreement is hereby amended in the following respects:

FIRST: Section 1(a) of the Agreement is amended to read as follows:

(a) Cause. For terminations on or following a Change in Control, "Cause" means the Executive's conviction by a court of competent jurisdiction for, or pleading no contest to, a felony.

For terminations prior to a Change in Control, "Cause" means the Executive's (i) conduct involving dishonesty or fraud or activities that may reasonably be expected to have a material adverse effect on the property, business or reputation of the Company; (ii) conviction or admission of, or a plea of guilty or not contest to, a felony; (iii) breach of any material obligation to the Company; or (iv) willful failure to perform duties to the Company which is not corrected within thirty (30) days of prior written notice by the Company to the Executive or willful misconduct in the performance of such duties.

SECOND: Section 3(a) of the Agreement is amended to replace the first sentence thereof with the following:

(a) The Company agrees to employ the Executive throughout the Employment Term as its President and Chief Executive Officer, and effective April 26, 2000, Chairman of the Board of Directors, with a job description, responsibilities and duties commensurate with such position; provided, however, that the Company may terminate the Executive's employment hereunder at any time in accordance with Section 7 hereof.

THIRD: Section 4(a) of the Agreement is amended to replace the first sentence thereof with the following:

(a) Pay the Executive as compensation for his services hereunder an annual base salary of not less than five hundred thousand dollars ($500,000), increased effective July 1, 2001 to not less than six hundred and ten thousand dollars ($610,000) (it being understood that the parties contemplate a good faith review of such base salary on an annual basis for possible increase in light of business conditions, competitive considerations, increases given to other employees of the Company and the Executive's performance).

Except as provided above, the terms of the Agreement, dated July 17, 1997, and the terms of the First Amendment to Employment Severance Benefits Agreement, dated September 19, 1999, shall remain in effect.

IN WITNESS WHEREOF, the Company has cause this Second Amendment to Employment and Severance Benefits Agreement to be duly executed on its behalf and the Executive has duly executed this Second Amendment to Employment and Severance Benefits Agreement, all as of the date first written above.

	EXECUTIVE		CHESAPEAKE CORPORATION
(Registrant)

BY:	/s/ Thomas H. Johnson	BY:	/s/ Richard G. Tilghman
	Thomas H. Johnson		Richard G. Tilghman
Director

		BY:	/s/ John Gillespie
John Gillespie
Senior Vice President
Human Resources &
Organizational Development